Exhibit 10.1

Summary of Short Term Incentive Compensation Arrangements

The following table summarizes the criteria to be used in determining the bonus amounts:

Criteria	Lower Threshold Amount	Target Bonus	Maximum Bonus	Percent of Total Maximum Bonus
Production increase based on Mcf equivalents	6%	10%	14%	40%
Diluted earnings per share	$2.42	$2.66	$3.03	30%
Discretionary evaluation	Compensation Committee Determination			30%

Payments of bonus amounts based on the criteria above will begin at the lower threshold and increase proportionally as the metric increases.  The following table summarizes the lower threshold, target and maximum bonus amounts for each covered executive based on each of the bonus criteria set forth in the table above:

Executive	Position	Lower Threshold Amount	Target Bonus	Maximum Bonus
Steven R. Williams	CEO	$0	$258,750	$517,500
Thomas E. Riley	President	$0	$136,000	$272,000
Eric R. Stearns	Executive VP	$0	$125,500	$251,000
Darwin L. Stump	CFO	$0	$110,250	$220,500

Modifications to Board Compensation

The Compensation Committee recommended and the Board of Directors approved the modification to the Board Compensation for 2006:

-         The Non-executive Director Restricted Stock Grant for 2006 will be 1,379 shares, to be granted on the date of annual meeting.

-         Members of the Audit Committee will be paid an additional retainer of $8,000 per year.